Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Corn Products International, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-43525, 333-71573, 333-75844, 333-33100, 333-105660, 333-113746, 333-129498, 333-143516, 333-160612 and 333-171310) and Form S-3 (No. 333-141870) of Corn Products International, Inc. of our report dated February 28, 2011, with respect to the consolidated balance sheets of Corn Products International, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, equity and redeemable equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in this December 31, 2010 annual report on Form 10-K of Corn Products International, Inc.

Our report dated February 28, 2011 on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph that states the scope of management’s assessment of the effectiveness of internal control over financial reporting includes all of the Company’s consolidated subsidiaries except for National Starch, a business acquired by the Company on October 1, 2010.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over the financial reporting of National Starch.

/s/ KPMG LLP

Chicago, Illinois
February 28, 2011